Exhibit 10.4

Outsourcing Agreement

Between:

●	Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”)

●	Kizashi Inc. (hereinafter referred to as “Party B”)

Both parties agree to enter into the following outsourcing agreement (hereinafter referred to as this “Agreement”).

Article 1 (Consigned Business)

Party A consignees the following businesses (hereinafter referred to as “Consigned Business”) to Party B, and Party B accepts this consignment:

(1)	Application support business for the subsidy grant for Party A’s customers.

(2)	All other tasks incidental to the above.

(3)	Other businesses separately agreed upon by Party A and Party B through consultation.

Article 2 (Performance of Consigned Business)

1.	Party B shall faithfully perform the Consigned Business for Party A’s designated customers.

2.	Party B shall not violate laws, infringe on third-party rights, damage Party A’s social credit, honor, reputation, or interests, or engage in any acts that could harm them during the performance of the Consigned Business.

3.	Party B shall disclose appropriate information about the subsidy and the prospects of receiving the grant to the customers and obtain their consent before performing the Consigned Business.

Article 3 (Reporting of Consigned Business)

1.	Party B shall report the status of the performance of the Consigned Business to Party A as necessary.

2.	In addition to the previous paragraph, Party B shall immediately report to Party A if any significant matters that need to be reported occur.

Article 4 (Business Consignment Fee)

Party A shall pay Party B the business consignment fee under the conditions specified in the attached document by transferring the amount to the bank account designated by Party B. The transfer fee shall be borne by Party A.

Article 5 (Prohibition of Re-consignment)

Party B shall not re-consign the Consigned Business to a third party unless Party A gives prior consent.

Article 6 (Contract Period)

1.	The validity period of this Agreement shall be one year from the date of this Agreement. However, unless either party submits a written notice of termination one month before the expiration date, this Agreement will be automatically extended for another year under the same conditions, and the same applies thereafter.

2.	Notwithstanding the previous paragraph, Party A may terminate this Agreement at any time by giving one month’s notice.

Article 7 (Reporting Obligations)

Party A and Party B shall notify the other party in writing in advance if any of the following applies:

(1)	When changing the trade name, principal office location, address, telephone number, or other contact information.

(2)	When the circumstances specified in Article 15, Paragraph 1 occur.

(3)	When there are changes that affect or may affect the performance of the Consigned Business.

Article 8 (Late Damages)

If Party A or Party B delays payment of monetary obligations under this Agreement, they shall pay a late damage charge at an annual rate of 6% calculated on a daily basis (assuming a year of 365 days) from the day following the due date until the payment is completed.

Article 9 (Offsetting)

Party A and Party B may offset any monetary obligations they owe to each other under this Agreement by mutual agreement and following the order of application determined by consultation. The offsetting method shall be done using an offsetting notice issued by the party performing the offset.

Article 10 (Confidentiality Obligations)

1.	Party A and Party B shall strictly manage and protect the confidentiality of the other party’s information (hereinafter referred to as “Confidential Information”) obtained during the performance of the Consigned Business, and shall not use, process, reproduce, disclose, leak, or allow the use of such information for purposes other than those of this Agreement, both during the term of this Agreement and for three years after its termination.

2.	To comply with these obligations, Party A and Party B shall impose the same confidentiality obligations as stipulated in this Article in writing on their officers and employees (including dispatched workers, contractors, part-timers, and retirees) who have access to Confidential Information, and shall be deemed to have violated these obligations if their officers or employees do so.

3.	This Article shall not apply if:

(1)	The information was already publicly known at the time of disclosure or acquisition.

(2)	The information was already in their possession at the time of disclosure or acquisition.

(3)	The information became publicly known after disclosure or acquisition without any fault of their own.

(4)	The information was legally obtained from a third party without any obligation of confidentiality after disclosure or acquisition.

(5)	The information was independently obtained before or after disclosure or acquisition.

(6)	The information is required to be disclosed by law or by an order of a public authority (only in the case of disclosure based on such laws or orders).

Article 11 (Protection of Personal Information)

Party B shall comply with the following provisions when performing the Consigned Business under this Agreement. The same applies to re-consignees, and Party B shall bear the responsibility for managing and supervising the re-consignees.

(1)	Party B shall not use or disclose the personal information of customers obtained during the performance of the Consigned Business for purposes other than those of this Agreement, nor disclose or leak it to third parties other than those engaged in the work. The same applies when this Agreement is terminated or canceled, and Party B shall promptly return or dispose of any personal information they hold as instructed by Party A.

(2)	Party B shall exercise necessary and appropriate supervision over its officers and employees to ensure the safe management of personal information to prevent leakage, loss, or damage.

(3)	Party B shall pay particular attention to the handling of personal information and comply with the “Act on the Protection of Personal Information” (Act No. 57 of 2003, promulgated on May 30, 2003).

Article 12 (Exclusion of Anti-Social Forces)

1.	Party A and Party B represent, warrant, and pledge that they and their companies substantially controlled by them are not, and will not be during the term of this Agreement, any of the following, and comply with the following:

(1)	Not an anti-social force (a group or individual pursuing economic benefits through the use of violence, power, threatening words, or fraudulent methods, including but not limited to organized crime groups, their members, affiliated companies, corporate racketeers, and other similar groups or individuals as defined by the “Act on Prevention of Unjust Acts by Organized Crime Group Members”).

(2)	Major shareholders, officers, or those substantially involved in the management are not anti-social forces.

(3)	Not using anti-social forces.

(4)	Not providing financial benefits or convenience to anti-social forces.

(5)	Not having intimate or close relationships with anti-social forces.

2.	Party A and Party B shall immediately report any violation of the previous paragraph they discover to the other party.

3.	If either party violates any of the above paragraphs, the other party may terminate this Agreement immediately without notice or other procedures.

Article 13 (Damages)

If Party A or Party B violates this Agreement and causes damage to the other party (including Party A’s customers), they shall be liable for the damages directly caused by the violation.

Article 14 (Prohibition of Transfer of Rights)

Party A and Party B shall not transfer or pledge to a third party any or all of the rights and obligations under this Agreement without the prior written consent of the other party.

Article 15 (Termination of Agreement)

1.	Party A and Party B may terminate this Agreement without notice if the other party falls under any of the following:

(1)	If the other party is subject to seizure, provisional seizure, provisional disposition, compulsory execution, delinquent tax collection, or auction application by a third party, or if such application is obvious.

(2)	If the other party applies for bankruptcy, company reorganization proceedings, or civil rehabilitation proceedings, or if such application is made by a third party.

(3)	If the other party suspends payment, or if the promissory note or check issued by the other party is dishonored, or if the other party is subject to a suspension of transactions at the clearinghouse.

(4)	If the other party’s business license is revoked.

(5)	If the other party passes a resolution for dissolution.

(6)	If the representative or officer of the other party is subject to criminal penalties or it becomes apparent that they will be.

(7)	If the other party’s business activities are hindered due to disputes among officers, employees, or shareholders.

(8)	If there are significant changes in the shareholder structure or management body, and it is determined that there are hindrances to the faithful execution of business activities.

(9)	If the financial condition of the other party significantly deteriorates or is likely to deteriorate.

(10)	If the trust relationship between Party A and Party B is significantly damaged.

(11)	If significant reasons arise that make the continuation of this Agreement difficult.

(12)	If the other party violates this Agreement and fails to correct the violation within 10 business days despite a request to correct it.

2.	If Party A or Party B terminates this Agreement under the previous paragraph, all obligations of the other party shall immediately become due, and the terminating party shall pay the full amount of the obligations immediately.

Article 16 (Actions After Termination of Agreement)

1.	When this Agreement is terminated, Party A and Party B shall settle the obligations they have to each other promptly upon request from the other party and liquidate the relationship of obligations and debts under this Agreement.

2.	When this Agreement is terminated, Party A and Party B shall immediately return all items provided or lent by the other party, or dispose of them as instructed by the other party, and provide all materials related to customers.

3.	The provisions of Articles 8 (Late Damages), 14 (Prohibition of Transfer of Rights), and this Article (Actions After Termination of Agreement) and Article 19 (Governing Law and Jurisdiction) shall remain in effect even after the termination of this Agreement.

Article 17 (Compliance with Laws and Regulations)

Party A and Party B shall comply with the provisions of this Agreement, relevant laws, and the instructions and guidance of the supervisory authorities.

Article 18 (Sincere Consultation)

If any matters not stipulated in this Agreement or any doubts arise regarding the interpretation of this Agreement, Party A and Party B shall consult with each other in good faith to resolve them.

Article 19 (Governing Law and Jurisdiction)

Party A and Party B agree that the Tokyo District Court or the Tokyo Summary Court shall be the exclusive agreed court of first instance for all disputes concerning this Agreement.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy.

Date: September 1, 2021

Party A: Robot Consulting Co., Ltd.
Address: Wind Shinkawa Building, 1-7-3 Shinkawa, Chuo-ku, Tokyo Representative Director: Akihito Usui (Seal)

Party B: Kizashi Inc.
Address: 6-25-2 4F Jingumae, Shibuya-ku, Tokyo
Representative Director: Tetsuya Kanno (Seal)

Appendix

Duties and Responsibilities

Support for IT subsidy applications

※The second, third, fourth, and fifth rounds of the subsidies in 2021 will be covered by this project.

① Support for subsidy application work

② Support for performance reports and subsequent year’s reports for companies that have already received subsidies (for 3 years)

③ Support for responding to inquiries related to ① and ② above.

Contract Term	From September 1, 2021 to the completion of the report in subsequent years

Commission

As a performance-based fee, 92% of the amount of subsidy received by Party A’s clients who were eligible for the subsidy.

※Minimum ¥100,000 (excluding consumption tax)

97% of hardware profit (rental price - purchase price)

Terms of Payment

Software performance fees: Due every 5th of the month and paid on the 15th of the month

Hardware performance fees:

Each month due on the 10th of each month and paid on the 15th of the month

Each month due on the 20th of every month and paid on the 25th of the month

Each month due at the end of each month and paid on the 5th of the following month.

Remarks	In the event of any change in the content or scope of the work, etc., this commission fee may be changed upon discussion between the consignor and the consignee.